Exhibit 10.7

FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT

THIS FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT (this “Amendment”) is made as of the 8th day of December, 2008 (the “Effective Date”), by and between KOPBC, L.P. (“Landlord) and TREVENA, INC. (“Tenant”).

RECITALS

WHEREAS, pursuant to the Commercial Lease Agreement between Landlord and Tenant dated August 4, 2008 (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord, premises described therein (the “Premises”) and located in the King of Prussia Business Center, 1018 West Eighth Avenue, King of Prussia, Pennsylvania; and

WHEREAS, Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

TERMS

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, covenant and agree as follows:

1.             Incorporation of Recitals.  The foregoing Recitals are hereby incorporated in and made a part of this Amendment by this reference.

2.             Certain Definitions.  Except as otherwise defined in this Amendment, each capitalized term shall have the meaning ascribed to such term in the Lease.

3.             Amendment to Lease.  The Lease is hereby amended as follows:

a.             Letter of Credit.  Sections 38.3.1 through 38.2.4 of the Lease are hereby deleted in their entirety and replaced with the following:

“38.2.1                  The Letter of Credit may be reduced to Three Hundred Six Thousand Dollars ($306,000.00) during the twenty sixth (26th) full month of the Lease Term following the Commencement Date.

38.2.2                     The Letter of Credit may be reduced to Two Hundred Fourteen Thousand Dollars ($214,000.00) during the fortieth (40th) full month of the Lease Term following the Commencement Date.

38.2.3                     The Letter of Credit may be reduced to One Hundred Twelve Thousand Dollars ($112,000.00) during the fifty third (53rd) full month of the Lease Term following the Commencement Date.

38.2.4                     In the event that Tenant misses a reduction date due to an Event of Default during the period prior to any scheduled reduction and does not have an Event of Default during the period between the missed reduction date and the next scheduled reduction date, the reduction schedule shall commence and the Letter of Credit may be reduced to the amount of the missed reduction, such differential to continue throughout the remainder of the reduction schedule.  By way of example and not limitation, if Tenant misses the reduction in the twenty sixth (26th) month of the Lease Term due to an Event of Default but does not suffer an Event of Default thereafter through the fortieth (40th) full month of the Lease Term, the Letter of Credit may be reduced to $306,000 during the fortieth (40th) month and to $214,000 during the fifty third (53rd) month of the Lease Term.”

4.             Broker.  Landlord and Tenant mutually represent and warrant to the other party that they have not dealt with any broker, firm, company or person in connection with the negotiation for or the obtaining of this Amendment.  Tenant shall indemnify, defend and hold Landlord harmless from and against any claim or demand by any other broker, firm, company or person that they were involved in the negotiation for or the obtaining of this Amendment.

5.             Lease in Full Force and Effect; No Conflicts.  The Lease remains in full force and effect and unmodified, except as modified or amended by this Amendment.  If there shall be any conflict or inconsistency between the terms and conditions of this Amendment and those of the Lease, the terms and conditions of this Amendment shall control.

6.             Binding Effect.  This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns.

7.             Counterparts.  This Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this Amendment.

8.             Further Assurance Actions.  Each party agrees that it will take all necessary actions requested by either of the other parties to effectuate the purposes of this Amendment.

9.             Entire Agreement.  The Lease, as further amended by this Amendment, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters pertaining to the Premises, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

10.          Governing Law.  This Amendment shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania

11.          Headings.  The Paragraph headings of this Amendment are for reference purposes only and are to be given no effect in the construction or interpretation of this Amendment.

12.          Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in and other jurisdiction.

13.          Parties in Interest; No Third-Party Beneficiaries.  Neither the Lease, this Amendment nor any other agreement, document or instrument to be delivered pursuant to this Amendment shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

14.          Authority.  Landlord and Tenant each represent and warrant to one another:  (a) the execution, delivery and performance of this Amendment has been duly approved by such party and no further corporate action is required on the part of such party to execute, deliver and perform this Amendment; (b) the person(s) executing this Amendment on behalf of such party have all requisite authority to execute and deliver this Amendment; and (c) this Amendment, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms.

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IN WITNESS WHEREOF, the duly authorized officers or representatives of Landlord and Tenant have executed this Amendment under seal as of the day and year first hereinabove written.

LANDLORD:

KOPBC, L.P.

By: Bergen of KOPBC, Inc., its general partner

By:	/s/ Stephen M. Spaeder
Name:
Title:

TENANT:

TREVENA, INC.

By:	/s/ Mark Strobeck
Name:	Mark Strobeck
Title:	CBO